UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

OMNIVISION TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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OMNIVISION TECHNOLOGIES, INC.

4275 Burton Drive

Santa Clara, California 95054

August 8, 2008

To our Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of OmniVision Technologies, Inc., (the “2008 Annual Meeting”) which will be held at our principal executive offices located at 4275 Burton Drive, Santa Clara, California 95054, on Thursday, September 25, 2008, at 10:00 a.m. local time.

We describe in detail the actions we expect to take at our 2008 Annual Meeting in the attached Notice of 2008 Annual Meeting of Stockholders and Proxy Statement.

It is important that your shares be represented and voted at the meeting.  You can vote your shares via the Internet, by telephone, by requesting a paper proxy card to complete and return by mail or by attending the meeting and voting in person.  Voting instructions for each of these voting methods are included in the accompanying proxy statement.  You can revoke a proxy at any time prior to its exercise at the 2008 Annual Meeting by following the instructions in the proxy statement.  See “How do I vote?” in the proxy statement for more details.  You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.  Any stockholder of record attending the Annual Meeting may vote in person even if he or she has returned a proxy.

You may receive an additional copy of our Annual Report on Form 10-K or a copy of the exhibits to our Annual Report on Form 10-K without charge by sending a written request to our Vice President of Legal and General Counsel at the address above.

We look forward to seeing you at the 2008 Annual Meeting.

Sincerely,

For the Board of Directors of
OMNIVISION TECHNOLOGIES, INC.

Shaw Hong
President, CEO and Director

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET OR REQUEST A PAPER PROXY CARD TO COMPLETE AND RETURN BY MAIL

OMNIVISION TECHNOLOGIES, INC.

4275 Burton Drive

Santa Clara, California 95054

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. local time on Thursday, September 25, 2008.

PLACE	4275 Burton Drive, Santa Clara, California 95054.

ITEMS OF BUSINESS	(1) To elect two Class II directors to serve until the expiration of their respective three (3) year term or until their successors are duly elected and qualified.

(2) To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2009.

(3) To transact such other business as may properly come before the meeting and any adjournment(s)(s) thereof.

RECORD DATE	In order to vote, you must have been a stockholder at the close of business on July 28, 2008.

INTERNET AVAILABILITY

Pursuant to the new rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, the Company will mail, on or about August 12, 2008, a Notice of Internet Availability of Proxy Materials to its stockholders of record and beneficial owners at the close of business on July 28, 2008. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge.

The Notice of Internet Availability of Proxy Materials will identify the website where the proxy materials will be made available; the date, the time and location of our 2008 Annual Meeting of Stockholders; the matters to be acted upon at the meeting and the Board of Directors’ recommendations with regard to each matter; a toll-free telephone number, an email address, and a website where stockholders can request a paper or email copy of the proxy statement; our 2008 Annual Report to Stockholders and a form of proxy relating to our 2008 Annual Meeting of Stockholders and all of our future stockholders’ meetings; information on how to access the form of proxy; and information on how to obtain directions to attend the meeting and vote in person.

PROXY VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares via the Internet, by telephone, by requesting a paper proxy card to complete and return by mail or by attending the meeting and voting in person. Voting instructions for each of these voting methods are included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the 2008 Annual Meeting by following the instructions in the proxy statement.

Y. Vicky Chou
Vice President of Legal and General Counsel

Page

General Information	1
How do I vote?	1
Who is soliciting my vote?	2
What is the purpose of the 2008 Annual Meeting or what proposals will be voted on at the 2008 Annual Meeting?	2
What are the board of directors’ recommendations?	2
Who is entitled to vote at the 2008 Annual Meeting?	2
How many votes do I have?	3
What is the difference between holding shares as a stockholder of record and beneficial owner?	3
How many votes can be cast by all stockholders?	3
How many votes must be present to hold the 2008 Annual Meeting (what constitutes a quorum)?	3
How many votes are required to elect directors and adopt the other proposals?	3
What if I don’t vote for all of the items listed on my proxy card?	4
Can I change or revoke my vote after I return my proxy card ?	4
What does it mean if I receive more than one proxy?	4
Who can attend the 2008 Annual Meeting?	4
Who will bear the cost of soliciting votes for the 2008 Annual Meeting?	5
Is a list of stockholders available?	5
What if multiple stockholders share the same address?	5
Is there any information that I should know about future meetings (what is the deadline for receipt of Stockholder Proposals for the 2009 Annual Meeting?	5
Can I nominate director candidates?	5
How can I communicate with the independent directors?	6
How do I find out the voting results?	6
Who will count the vote?	6
What if I have questions about lost stock certificates or I need to change my mailing address?	6
Other Matters	6

Proposal One — Election Of Class II Directors	6
General	6
Nominees	7
Vote Required and Board Recommendation	8

Proposal Two — Ratification of Appointment of Independent Registered Public Accounting Firm	9
Fees to PricewaterhouseCoopers LLP for Fiscal 2007 and 2008	9
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	9
Vote Required and Board Recommendation	10

Corporate Governance	10
Board and Committee Meetings	10
Committees of the Board	10
Audit Committee	10
Compensation Committee	11

i

ii

OMNIVISION TECHNOLOGIES, INC.

PROXY STATEMENT FOR THE
2008 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

We are providing these proxy materials in connection with our 2008 Annual Meeting of Stockholders.  This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2008 Annual Meeting.  Please read it carefully.

In accordance with rules and regulations recently adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing proxy materials to our stockholders on the Internet.  If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials.  Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials.  The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.  If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials or you would like to receive our future proxy materials electronically by email, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment.  If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site.  Your election to receive proxy materials by email will remain in effect until you terminate it.

The Company expects to mail the Notice of Internet Availability of Proxy Materials on or about August 12, 2008 to all stockholders entitled to vote at the meeting.  On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access all of the Company’s proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials.  These proxy materials will be free of charge.

Q:           How do I vote?

A:                                   Your vote is important.  Stockholders may vote by proxy.  The Company is offering stockholders of record four (4) methods of voting:

Voting via Internet—Specific instructions on how to vote via the Internet are included in the Notice of Internet Availability of Proxy Materials.

Voting by Telephone—Specific instructions on how to vote via the telephone are included in the Notice of Internet Availability of Proxy Materials.

Please note that the Internet and telephone voting facilities will close at 11:59 p.m. (EDT) on September 24, 2008.

Voting by Mail—You may request a proxy card from Broadridge Financial Solutions, Inc. (“Broadridge”), and indicate your vote by completing, signing and dating the proxy card where indicated and by returning it in the prepaid envelope that will be included with the proxy card.

Your shares will be voted in accordance with the instructions you indicate on the proxy card.  If you submit the proxy card but do not indicate your voting instructions, your shares will be voted as follows:

•     for the election of the nominees for director identified in Proposal One;

•     for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2009, as identified in Proposal Two; and

•                  for or against other matters that come before the 2008 Annual Meeting, as the proxy holders deem advisable.

Voting in Person at the Meeting—If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the meeting.  If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting.  If you choose to do so, please bring your Notice of Internet Availability of Proxy Materials or proof of identification.  However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the 2008 Annual Meeting.  You should allow yourself enough time prior to the 2008 Annual Meeting to obtain this proxy from the holder of record.

Even if you plan to attend the Annual Meeting, we recommend that you submit your vote as described in the Notice of Internet Availability of Proxy Materials, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Street Name (beneficial) Stockholders:  If your shares are held by a broker, bank or other nominee, you must follow the instructions on the form you receive from your broker, bank or other nominee in order for your shares to be voted.  Please follow their instructions carefully.

Q:           Who is soliciting my vote?

A:           The enclosed proxy is solicited on behalf of the board of directors of OmniVision Technologies, Inc. (“OmniVision” or the “Company”) for use at our 2008 Annual Meeting and at any adjournment(s) or postponement of the meeting.

Q:           What is the purpose of the 2008 Annual Meeting or what proposals will be voted on at the 2008 Annual Meeting?

A:           You will be voting on:

•                  Election of two Class II directors;

•                  Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2009; and

•                  Any other business that may properly come before the 2008 Annual Meeting.

Q:           What are the board of directors’ recommendations?

A:           The board recommends a vote:

•                  for the election of the nominees for director identified in Proposal One;

•                  for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2009; and

•                  for or against other matters that come before the 2008 Annual Meeting, as the proxy holders deem advisable.

Q:           Who is entitled to vote at the 2008 Annual Meeting?

A:           Only stockholders of record who owned OmniVision common stock at the close of business on July 28, 2008, the record date for the 2008 Annual Meeting, are entitled to receive notice of, and to participate in, the 2008 Annual Meeting.  If you were a stockholder of record on that date, you will be entitled to vote all of the shares of OmniVision common stock that you held on the record date at the 2008 Annual Meeting, or any postponements or adjournment(s)s of the 2008 Annual Meeting.  As of the record date, 51,260,999 shares of our common stock were issued and outstanding, which were held by approximately 70 stockholders of record.  As of the record date, we had no shares of preferred stock outstanding.

Q:           How many votes do I have?

A:           You will have one vote for each share of our common stock you owned at the close of business on the record date, provided those shares are either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.  In voting for the election of directors (Proposal One), you may cumulate your votes.  This means you may give one candidate a number of votes equal to the number of directors to be elected (two) multiplied by the number of shares held by you, or distribute your votes on the same principle among as many candidates as you may select, provided that you cannot cast votes for more candidates than the number of directors to be elected (two).  However, you will not be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to voting and you have given notice at the meeting, prior to the voting, of your intention to cumulate your votes.  On all other matters, you are entitled to one vote for each share held.

Q:           What is the difference between holding shares as a stockholder of record and beneficial owner?

A:           Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by OmniVision.  As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the 2008 Annual Meeting.  The Notice of Internet Availability of Proxy Materials will instruct you how you may access and review all of the important information contained in the proxy materials.  The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the 2008 Annual Meeting.  However, since you are not the stockholder of record, you may not vote these shares in person at the 2008 Annual Meeting, unless you request, complete and deliver a proxy from your broker, bank or nominee.  Please follow their instructions carefully.

Q:           How many votes can be cast by all stockholders?

A:           You are entitled to one vote for each share held on each matter considered at the 2008 Annual Meeting, subject to the cumulative voting principles described above.  We had 51,260,999 shares of common stock outstanding and entitled to vote on the record date.

Q:           How many votes must be present to hold the 2008 Annual Meeting (what constitutes a quorum)?

A:           A quorum, which is a majority of our outstanding shares as of the record date, must be present in order to hold the 2008 Annual Meeting and to conduct business.  Your shares will be counted as being present at the meeting if you attend the meeting in person or if you submit a proxy.  As of the record date, 51,260,999 shares of common stock, representing the same number of votes, were outstanding.  Thus, the presence of the holders of common stock representing at least 25,630,500 shares of common stock is required to establish a quorum.

Q:           How many votes are required to elect the Class II directors and adopt the other proposals?

A:           The vote required and method of calculation for the proposals to be considered at the 2008 Annual Meeting are as follows:

Election of Class II directors.  If a quorum is present, the nominees receiving the highest number of votes will be elected to the board of directors.  You may vote either “for” or “withhold” your vote for the director nominees.  A proxy indicating “withhold” with respect to the election of a Class II director will not be voted with respect to the director, although it will be counted for purposes of determining whether there is a quorum.

Ratification of the appointment of PricewaterhouseCoopers LLP.  For the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending April 30, 2009, the affirmative vote of a majority of the shares present, represented and entitled to vote on the item will be required for approval.  You may vote “for,” “against,” or “abstain” from voting on this proposal.  If you abstain from voting on this matter, your shares will be counted as present and entitled to vote on the matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against this proposal.

Q:           What if I don’t vote for all of the items listed on my proxy?

A:           If your proxy indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the 2008 Annual Meeting.  Consequently, if you abstain from voting on the proposal to elect the Class II directors, your abstention will have no effect on the outcome of the vote with respect to this proposal.  If you abstain from voting on the proposal for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, your abstention will have the same effect as a vote against this proposal.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters.  Thus, if you do not otherwise instruct your broker, the broker may vote your shares “for” routine matters but expressly indicate that the broker is NOT voting on non-routine matters.  A “broker non-vote” occurs when a broker expressly indicates on a proxy that it is not voting on a matter, whether routine or non-routine.  Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal.

If you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of directors and the approval of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you.

Q:           Can I change or revoke my vote after I submit a proxy?

A:           If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the 2008 Annual Meeting.  In order to do this, you must either:

•                  make a timely and valid later Internet or telephone vote no later than 11:59 p.m. (EDT), on September 24, 2008;

•                  sign and return another proxy card bearing a later date before the beginning of the Annual Meeting;

•                  provide written notice of the revocation to Y. Vicky Chou, our Vice President of Legal and General Counsel, at the address of our principal executive offices provided above, before we take the vote at the 2008 Annual Meeting; or

•                  attend the meeting and vote in person and request that your proxy be revoked (attendance at the meeting will not by itself revoke a previously granted proxy).

However, please note that if you are a beneficial owner of shares held in street name, you may revoke your proxy by timely submitting new voting instructions to your broker, bank or other nominee or by obtaining a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Q:           What does it mean if I receive more than one proxy?

A:           It generally means your shares are registered differently or are in more than one account.  Please provide voting instructions for all proxy cards you receive.

Q:           Who can attend the 2008 Annual Meeting?

A:           All stockholders as of the record date, or their duly appointed proxies, may attend the 2008 Annual Meeting.  If you are a beneficial owner of shares held in “street name,” you are also invited to attend the 2008 Annual Meeting.

Q:           Who will bear the cost of soliciting votes for the 2008 Annual Meeting?

A:           We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials.  The original solicitation of proxies by mail may be supplemented with solicitation by telephone and other means by directors and employees of OmniVision and by a third-party proxy solicitation company.  In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you.

Q:           Is a list of stockholders available?

A:           The names of stockholders of record entitled to vote at the 2008 Annual Meeting will be available to stockholders entitled to vote at this meeting for ten days prior to the meeting for any purpose relevant to the meeting.  This list can be viewed between the hours of 9:00 a.m. and 5:00 p.m. at our principal executive offices at 4275 Burton Drive, Santa Clara, California 95054.  Please contact Y. Vicky Chou, our Vice President of Legal and General Counsel to make arrangements.

Q:           What if multiple stockholders share the same address?

A.           We have adopted the process called “householding” for mailing this proxy statement in order to reduce printing costs and postage fees.  Householding means that stockholders who share the same last name and address will receive only one copy of this proxy statement, unless we receive contrary instructions from any stockholder at that address.  If you prefer to receive multiple copies of this proxy statement at the same address, additional copies will be provided to you promptly upon request.  If you are a beneficial stockholder and own your shares through a bank or broker, please contact your bank or broker to request additional copies, or you may contact Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY  11717.  We will remove such individuals from the householding program within 30 days of their response, following which they will receive an individual copy of our disclosure documents.  In addition, eligible stockholders receiving multiple copies of this proxy statement can request householding by contacting their bank or broker, if applicable, or Broadridge.

Q:           Is there any information that I should know about future meetings (what is the deadline for receipt of stockholder proposals for the 2009 Annual Meeting)?

Stockholders are entitled to present proposals for action and director nominations at the 2009 Annual Meeting of Stockholders only if they comply with the applicable requirements of the proxy rules established by the United States Securities and Exchange Commission and the applicable provisions of our bylaws.  Stockholders must ensure that such proposals and nominations are received by our Vice President of Legal and General Counsel at the following address: c/o OmniVision Technologies, Inc., 4275 Burton Drive, Santa Clara, California 95054, Attn: Vice President of Legal and General Counsel, on or prior to the deadline for receiving such proposals and nominations.

Proposals for the 2009 Annual Meeting that are intended to be considered for inclusion in the proxy statement and form of proxy relating to such meeting must be received no later than April 10, 2009, and must comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the provisions of our bylaws.

If a stockholder intends to submit a proposal or director nomination for consideration at our 2009 Annual Meeting outside the processes of Rule 14a-8 under the Exchange Act, the stockholder must comply with the requirements of our bylaws and we are not required to include such proposal or nomination in the proxy statement and form of proxy relating to such meeting.  Our bylaws contain an advance notice provision that requires stockholders to submit a written notice containing certain information not less than 120 days prior to the date of our proxy statement for the 2008 Annual Meeting for purposes of the 2009 Annual Meeting.  This means that such proposals or nominations must also be received by April 10, 2009.  A copy of the relevant bylaw provision is available upon written request to our Vice President of Legal and General Counsel at the address provided above.

Q:           Can I nominate director candidates?

A:           You may propose director candidates for consideration by the board’s corporate governance and nominating committee.  It is our policy that our corporate governance and nominating committee will consider recommendations for candidates to the board of directors from stockholders holding not fewer than 500,000 shares of our common stock continuously for at least 12 months prior to the date of the submission of the recommendation.  The corporate governance and nominating committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by other board members or management.  See “Corporate Governance — Policy for Director Recommendations and Nominations” for additional information.

Q:           How can I communicate with the independent directors?

A:           Stockholders may communicate directly with our independent directors by sending an email to Y. Vicky Chou, our Vice President, Legal and General Counsel at legal@ovt.com.  Ms. Chou will monitor these communications and will provide summaries of all messages received to the board of directors at its regularly scheduled meetings.  Where the nature of a communication warrants, Ms. Chou may decide to obtain the more immediate attention of the appropriate committee of the board of directors or an independent director, or our management or independent advisors, as Ms. Chou considers appropriate.  After reviewing stockholder messages, Ms. Chou will determine whether any response is necessary.

Q:           How do I find out the voting results?

A:           We have engaged Broadridge to serve as the independent inspector of election for the 2008 Annual Meeting.  Preliminary voting results will be announced at the 2008 Annual Meeting, and final voting results will be published in our Quarterly Report on Form 10-Q for the quarter ending October 31, 2008, which we will file with the SEC.

Q:           Who will count the vote?

A:           We expect a representative from Broadridge will tabulate the proxy and act as inspector of election.

Q:           What if I have questions about lost stock certificates or I need to change my mailing address?

A.           Stockholders may contact our transfer agent, Computershare Trust Company N.A., by calling (781) 575-3788 or by writing to 250 Royall Street, Canton, MA 02021, or visit their website at www.computershare.com to obtain more information about these matters.

Other Matters

Other than the proposals listed above, our board of directors does not intend to present any other matters to be voted on at the 2008 Annual Meeting.  Our board of directors is not currently aware of any other matters that will be presented by others for action at the meeting.  However, if other matters are properly presented at the 2008 Annual Meeting and you have voted by proxy, the proxy holders will have discretion to vote your shares on these matters to the extent authorized under the Exchange Act.

PROPOSAL ONE

ELECTION OF CLASS II DIRECTORS

General

Pursuant to our certificate of incorporation and bylaws, our board of directors currently consists of five members, divided into three classes, Class I, Class II and Class III, with each class serving staggered terms of three years.  Vacancies on the board of directors may be filled only by persons elected (i) by the affirmative vote of the holders of the then-outstanding shares of our voting stock entitled to vote generally in the election of directors and voting together as a single class or (ii) by a majority of the remaining directors.  A director elected by the board of directors to fill a vacancy (including a vacancy created by an increase in the board of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is duly elected and qualified.  Currently, there is one director in Class I, two directors in Class II and two directors in Class III.  The Class II directors are to be elected at the 2008 Annual Meeting.  The Class III and Class I directors will be elected at the 2009 and 2010 Annual Meetings, respectively.  The Class II directors to be elected at the 2008 Annual Meeting will hold office until the 2011 Annual Meeting or until their successors have been duly elected and qualified.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Class II nominees named below, who are presently our directors.  In the event that a nominee is unable or declines to serve as a director at the time of the 2008 Annual Meeting, the proxies will be voted for a nominee who shall be designated by the present board of directors to fill the vacancy.  In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will assure the election of the nominees listed below, and in such event, the specific nominees to be voted for will be determined by the proxy holders.  We are not aware that either nominee will be unable or will decline to serve as a director.

Nominees

The following table sets forth the names, ages and titles of the nominee and each of our other directors as of July 28, 2008:

Name	Biographical Information	Age	Director Since

Nominees for Class II Directors:

Andrew Wang	Andrew Wang has served as one of our directors since January 2004. Since May 2005, Dr. Wang has served as Chairman and Chief Executive Officer of Phalanx Biotech Group. From 1989 until May 2005, Dr. Wang served as the Chairman of Industrial Technology Investment Corporation, a venture capital firm. Dr. Wang holds a B.S. degree in electrical engineering from the National Taiwan University, a M.S. degree in electrical engineering from University of California, Berkeley and a Ph.D. degree in electrical engineering from Stanford University.	71	2004

Xinping (James) He

Xinping (James) He has served as our Chief Operating Officer since August 2006. From February 2003 to August 2006, Mr. He served as our Senior Vice President of Engineering. Mr. He joined our Company in June 1995 and served as a senior design engineer until his promotion to design manager in July 1998. From August 2001 until February 2003, Mr. He served as our Vice President of Core Technology. In November 2006, our board of directors appointed Mr. He as a member of the board of directors as a Class II director. Mr. He holds a B.S. degree and an M.S. degree in electrical engineering from Tsinghua University in Beijing.

		45	2006

Continuing Class III Directors whose terms expire at the 2009 Annual Meeting:

Joseph Jeng	Joseph Jeng has served as one of our directors since April 2003. From April 1999 to the present, Mr. Jeng has been an independent consultant and advisor. From April 1984 to March 1999, Mr. Jeng served as the Chief Executive Officer of Altatron, Inc., a global supply-chain manufacturing services company, which he founded. Mr. Jeng holds a B.S. degree in physics from National Taiwan University and an M.A. degree in physics and an M.B.A. degree from Harvard University.	59	2003

Name	Biographical Information	Age	Director Since
Dwight Steffensen

Dwight Steffensen has served as one of our directors since August 2004. Since February 2002, Mr. Steffensen has served as a member of the board of directors of SYNNEX Corporation, a global information technology supply chain services company. Prior to joining the board of SYNNEX, from February 1996 until August 2000, Mr. Steffensen served as Chairman and Chief Executive Officer of Merisel, Inc. Prior to joining Merisel, Mr. Steffensen served as President and Chief Operating Officer of Bergen Brunswig Corporation, a healthcare company. Prior to the merger of Bergen Brunswig Corporation and Synergex Corporation, he served as President and Chief Executive Officer of Synergex. Mr. Steffensen holds a B.A. degree in economics from Stanford University and is a certified public accountant with retired status.

		65	2004

Continuing Class I Director whose term expires at the 2010 Annual Meeting:

Shaw Hong	Shaw Hong, one of our cofounders, has served as one of our directors and as our CEO and President since May 1995. Mr. Hong holds a B.S. degree in electrical engineering from Jiao Tong University in China and an M.S. degree in electrical engineering from Oregon State University.	71	1995

Vote Required and Board Recommendation

If a quorum is present, the nominees receiving the highest number of votes will be elected to the board of directors.  Abstentions and broker non-votes will have no effect on the outcome of the vote with respect to this proposal, although they will be counted for purposes of determining whether there is a quorum.  The board of directors recommends that stockholders vote FOR the election of the Class II nominees named above.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors annually selects our independent registered public accounting firm.  The audit committee has selected PricewaterhouseCoopers LLP, independent registered public accounting firm (“PwC”), to audit our consolidated financial statements for the fiscal year ending April 30, 2009, and recommends that the stockholders vote for the ratification of such appointment.  Representatives of PwC are expected to be present at the 2008 Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees to PricewaterhouseCoopers LLP for Fiscal 2007 and 2008

The following table presents fees for professional services rendered by PwC for the audit of our consolidated annual financial statements for fiscal 2007 and 2008 and fees billed for audit-related services, tax services and all other services rendered by PwC for fiscal 2007 and 2008:

	2007	2008
Audit Fees	$1,706,000	$1,391,000
Audit-Related Fees	—	30,000
Tax Fees	279,000	203,000
All Other Fees	1,500	1,500
Total Fees	$1,986,500	$1,625,500

Audit Fees.  These amounts represent fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.  These amounts represent fees billed for accounting consultation and assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees.  These amounts represent fees billed for professional services for tax compliance, tax advice and tax planning.  These services include assistance regarding federal, state and international tax compliance, customs and duties and international tax planning.

All Other Fees.  These amounts represent the Company’s subscription to a software research tool developed by PwC.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, or to subsequently approve non-audit services in circumstances where subsequent approval is necessary and permissible.  The audit committee is responsible for obtaining on a periodic basis a formal written statement from the independent registered public accounting firm regarding the relationships and services provided to us that may impact their independence.

The audit committee of the board of directors reviewed and approved all non-audit fees for services provided by PwC in fiscal 2007 and 2008.  In making its recommendation to appoint PwC as our independent registered public accounting firm, the audit committee has considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm’s independence.  The audit committee has determined that the provision of non-audit services by PwC is compatible with maintaining the firm’s independence as our independent registered public accounting firm.

Vote Required and Board Recommendation

Stockholder ratification of the selection of PwC as our independent registered public accounting firm is not required by our bylaws or any other applicable legal requirement.  However, the audit committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice.  Even if the selection is ratified, the audit committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

If a quorum is present, the affirmative vote of the holders of a majority of the shares to be voted will be required to approve this proposal.  Abstentions will have the same effect as a vote against this proposal and broker non-votes will have no effect on the outcome of the vote with respect to this proposal.  The board of directors recommends that stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

CORPORATE GOVERNANCE

Board and Committee Meetings

The board of directors and its committees held thirty-one (31) meetings during fiscal 2008.  All directors attended at least 96% of the meetings of the board and its committees of which they were members held during fiscal 2008.

Committees of the Board

The board of directors has an audit committee, a compensation committee and a corporate governance and nominating committee.

Audit Committee

The information regarding the audit committee’s charter and the independence of the members of the audit committee contained under this caption, “Audit Committee” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act.

The responsibilities of the audit committee include the selection of our independent registered public accounting firm, consulting with and reviewing services provided by our independent registered public accounting firm and overseeing our internal control over financial reporting.  The audit committee acts under a written charter adopted and approved by our board of directors.  A copy of the charter of our audit committee is available on our website located at www.ovt.com.  It may be found on the website as follows:

1.                                       From our main web page, click on “Investors.”

2.                                       Then click on “Corporate Governance.”

3.                                       Then click on “Charter of the Audit Committee.”

The audit committee held twelve (12) meetings during fiscal 2008.  During fiscal 2008, the members of the audit committee were Messrs. Jeng, Wang and Steffensen with Mr. Steffensen serving as the chairperson of the audit committee.  Each member of the audit committee is independent as defined under the rules of the SEC and the corporate governance standards of the Nasdaq Stock Market.  The board of directors has determined that Mr. Steffensen is qualified as an audit committee financial expert within the meaning of the rules of the SEC and the corporate governance standards of the Nasdaq Stock Market and has confirmed that the other members of the audit committee are able to read and understand financial statements.  The report of the audit committee for fiscal 2008 is included in this proxy statement.

Compensation Committee

The compensation committee reviews and approves decisions regarding compensation, for our officers and reviews and makes recommendations to the board of directors regarding compensation policies for our directors, employees and consultants.  The compensation committee acts under a written charter adopted and approved by our board of directors.  A copy of the charter of our compensation committee is available on our website located at www.ovt.com.  It may be found on the website as follows:

1.                                       From our main web page, click on “Investors.”

2.                                       Then click on “Corporate Governance.”

3.                                       Then click on “Charter of the Compensation Committee.”

The compensation committee held seven (7) meetings during fiscal 2008.  During fiscal 2008, the members of the compensation committee were Messrs. Jeng, Wang and Steffensen with Mr. Jeng serving as the chairperson of the compensation committee.  None of the current compensation committee members is an employee of our Company and all of them are independent within the meaning of the corporate governance standards of the Nasdaq Stock Market.  The report of the compensation committee for fiscal 2008 is included in this proxy statement.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee develops and recommends to the board of directors the governance principles applicable to our Company.  The corporate governance and nominating committee assists the board of directors in identifying and selecting prospective candidates for nomination to the board of directors for the annual meetings of stockholders and will consider nominees recommended by stockholders.

The corporate governance and nominating committee held three (3) meetings during fiscal 2008.  During fiscal 2008, the members of the corporate governance and nominating committee were Messrs. Jeng, Wang and Steffensen with Mr. Wang serving as the chairperson of the corporate governance and nominating committee.  None of the current corporate governance and nominating committee members is an employee of our Company and all of them are independent within the meaning of the corporate governance standards of the Nasdaq Stock Market.

A copy of the charter of our corporate governance and nominating committee is available on our website located at www.ovt.com.  It may be found on the website as follows:

1.                                       From our main web page, click on “Investors.”

2.                                       Then click on “Corporate Governance.”

3.                                       Then click on “Charter of the Corporate Governance and Nominating Committee.”

Policy for Director Recommendations and Nominations

The corporate governance and nominating committee considers candidates for board membership suggested by our board members, management and stockholders.  The corporate governance and nominating committee may also retain third-party executive search firms to identify independent director candidates from time to time.  It is the policy of the corporate governance and nominating committee to consider recommendations for candidates to the board of directors from stockholders holding not fewer than 500,000 shares of our common stock continuously for at least 12 months prior to the date of the submission of the recommendation.  The corporate governance and nominating committee will consider persons recommended by our stockholders in the same manner as a nominee recommended by the board of directors, individual board members or management.

Stockholders desiring to recommend a candidate for election to the board of directors should send their recommendation in writing to the attention of the chairman of the corporate governance and nominating committee, at our offices located at 4275 Burton Drive, Santa Clara, California 95054.  This written recommendation must include the information and materials required by our bylaws as well as the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and OmniVision within the last three years and evidence of the required ownership of our common stock by the recommending stockholder.  A copy of the relevant bylaw provision is available upon written request to our Vice President of Legal and General Counsel at the address provided above.

In accordance with the advance notice provisions in our bylaws, director nominations to be considered at the 2009 Annual Meeting must be received not less than 120 days prior to the date of our proxy statement for the 2008 Annual Meeting.  For purposes of our 2009 Annual Meeting, director nominations must be received by April 10, 2009.

In addition, a stockholder that instead desires to nominate a person directly for election to the board of directors at an annual or special meeting of our stockholders must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC related to stockholder proposals as described above on page 5.

Where the corporate governance and nominating committee has either identified a prospective nominee or determines that an additional or replacement director is required, the corporate governance and nominating committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the board or management.  In its evaluation of director candidates, including the members of the board of directors eligible for re-election, the corporate governance and nominating committee considers a number of factors, including the following:

•                  the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board;

•                  such factors as judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service, and potential conflicts of interest; and

•                  such other factors as the committee may consider appropriate.

The corporate governance and nominating committee has also specified the following minimum qualifications to be satisfied by any nominee for a position on the board:

•                  the highest personal and professional ethics and integrity;

•                  proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•                  skills that are complementary to those of the existing board members;

•                  the ability to assist and support management and make significant contributions to our success; and

•                  an understanding of the fiduciary responsibilities that are required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities.

After completing the evaluation and review, the corporate governance and nominating committee makes a recommendation to the full board as to the persons who should be nominated to the board, and the board determines and approves the nominees after considering the recommendation and report of the corporate governance and nominating committee.

Director Independence

In fiscal 2008, the board undertook a review of the independence of its members and considered whether any director had a material relationship with our Company or management that could compromise his ability to exercise independent judgment in carrying out his responsibilities.  As a result of these reviews, the board affirmatively determined that Joseph Jeng, Dwight Steffensen and Andrew Wang are independent of our Company and our management under the corporate governance standards of the Nasdaq Stock Market.

Code of Business Conduct and Ethics

The board of directors has adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors, including our senior executive and financial officers.  In addition, we have in place a Code of Ethics for Principal Executive and Senior Financial Officers, which applies to our CEO and our CFO, who also serves as our principal accounting officer.  These codes are intended to deter wrongdoing and promote ethical conduct among our directors, executive officers and employees.  The Code of Business Conduct and Ethics and the Code of Ethics for Principal Executive and Senior Financial Officers are available on our corporate website located at www.ovt.com.

The Codes may be found on the website as follows:

1.                                       From our main web page, click on “Investors.”

2.                                       Then click on “Corporate Governance.”

3.                                       Then click on the name of the applicable Code.

We intend to post amendments to or waivers from the Code of Business Conduct and Ethics on our website.

Attendance by Board Members at the 2008 Annual Meeting

Our policy with respect to director attendance at the 2008 Annual Meeting is to encourage but not require director attendance at the annual meetings.  Three of our directors attended our Annual Meeting for 2007.

Director Compensation

Non-employee directors are reimbursed for certain expenses in connection with their attendance at the board of directors and committee meetings.  In fiscal 2008 each non-employee director received cash compensation in the amount of (i) $15,000 per year for services performed as a member of the board of directors, (ii) $5,000 per year for services performed as a member of the audit committee (and in the case of the chairman of the audit committee, $10,000 per year), (iii) $2,000 per year for services performed as a member of the compensation committee (and in the case of the chairman of the compensation committee, $5,000 per year), (iv) $2,000 per year for services performed as a member of the corporate governance and nominating committee (and in the case of the chairman of the corporate governance and nominating committee, $5,000 per year), (v) $1,500 per board of directors meeting attended and (vi) $1,000 per committee meeting (and in the case of the chairman of the committee, $1,500 per committee meeting) attended if such meeting is held separate from a board of directors meeting.

Under our 2007 Equity Incentive Plan, non-employee directors are eligible to receive stock option grants at the discretion of the compensation committee.  On November 26, 2007, the compensation committee granted each non-employee director a stock option to purchase 20,000 shares of common stock.  Such options are exercisable while the non-employee director remains one of our directors and vest as to 1/16th of the shares of common stock subject to the option at the end of each quarter after the date of grant.  The exercise price of all of these options was $19.43, 100% of the fair market value of the common stock on the date of grant.

In November 2007 following the issuance of the stock options described above, our Board of Directors terminated the 2000 Director Stock Option Plan.

DIRECTOR COMPENSATION

The following table sets forth information concerning compensation paid or accrued for services rendered to the Company in all capacities by the non-employee members of the Company’s board of directors for the fiscal year ended April 30, 2008.

	Fees Earned or	Option
Name(1)	Paid in Cash ($ )	Awards ($ )(2)(3)	Total ($ )
Andrew Wang	62,689	180,980	243,669
Joseph Jeng	67,500	154,313	221,813
Dwight Steffensen	70,000	141,042	211,042

(1)          Mr. Hong, our Chairman of the Board, CEO and President and Mr. He, our Chief Operating Officer, do not receive any additional compensation for their service as members of the board of directors.

(2)          These amounts do not represent income that the named individual received during the fiscal year, or may receive in any future year.  Rather, these amounts represent the amortization expense of stock option related compensation we recognized in fiscal 2008 in accordance with SFAS No. 123(R).  For purposes of this disclosure, we ignore the adjustments we make for forfeiture assumptions to the aggregate expense we recognize.  These amounts include the amortization expense relating to the annual stock option grant of 20,000 shares to each director on November 26, 2007, as well as to grants made in prior years.  On November 26, 2007, the per share grant date fair value of each award was $9.65, computed in accordance with SFAS123(R).  For a discussion of the valuation assumptions we use, see Note 12 to our 2008 Consolidated Financial Statements, included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2008.

(3)          The aggregate number of option awards outstanding at April 30, 2008 and the grant date fair value of the option awards granted in fiscal 2008 for each non-employee director is as follows:

Name	Aggregate Number of Option Awards Outstanding at April 30, 2008(#)	Grant Date Fair Value of Option Awards($ )
Joseph Jeng	127,500	193,000
Andrew Wang	120,000	193,000
Dwight Steffensen	100,000	193,000

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, none of the members of the compensation committee were officers or employees of OmniVision while they served as members of the compensation committee.  In addition, no executive officer of OmniVision served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The compensation committee of our board of directors is responsible for establishing, implementing and monitoring adherence with our compensation philosophy.  The committee seeks to ensure that the total compensation paid to our executive officers is fair and reasonable.

This section describes OmniVision’s compensation program for our executive officers.  The discussion focuses on our executive compensation policies and decisions, and the most important factors relevant to an analysis of these policies and decisions.  We address why we believe the program is right for our Company and our stockholders, and we explain how executive compensation is determined.

Currently, OmniVision has six (6) executive officers.  These executives have the broadest job responsibilities and policy-making authority in the Company.  We hold them accountable for the Company’s performance and for maintaining a culture of strong ethics.  Details of compensation for our CEO, CFO and the three other highest paid executive officers (collectively called the “Named Executive Officers”) can be found in the tables beginning on page 25.

What person or group is responsible for determining the compensation levels of executive officers?

The compensation committee of our board of directors determines compensation for all executive officers.  The compensation committee operates under a written charter adopted by the board of directors which established the duties and authority of the compensation committee. Our compensation committee’s charter is available on our website located at http://www.ovt.com/investors/corp_6.asp.

The fundamental responsibilities of our compensation committee are:

•                  to review and make recommendations to OmniVision’s board of directors regarding compensation plans, as well as general compensation goals and guidelines for OmniVision’s executive officers and the board of directors;

•                  to review and determine all compensation arrangements for OmniVision’s executive officers (including our CEO) and to allocate total compensation among the various components of executive pay;

•                  to review and approve all equity compensation awards to our executive officers (including our CEO);

•                  to review and make recommendations to the board of directors regarding general compensation goals and guidelines for the Company’s employees and the criteria by which bonuses to the Company’s employees are determined; and

•                  to oversee and direct OmniVision’s equity compensation plans.

In determining each executive officer’s compensation, the compensation committee reviews the performance of the Company, assesses the performance of the individuals, and confers with an independent consultant about compensation for comparable executives in the fabless semiconductor and broader technology industry.  The compensation committee also receives the CEO’s recommendations on compensation for other executive officers and consults with the board of directors.

The ability of committee members to judge performance effectively is enhanced by the exposure they get to OmniVision’s operations as members of our board of directors.  The board participates in regular updates on our business priorities, strategies and results.  As a result, the board has frequent interaction with and open access to our executive officers.  This gives the compensation committee members considerable opportunity to ask questions and assess the performance of the executive officers and the Company.

What is the composition of our compensation committee?

Each member of the compensation committee is an “independent director” as defined by the corporate governance standards of the Nasdaq Stock Market, an “outside director” as defined in the Code and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.  Membership of the committee is determined by our board of directors. Our compensation committee is comprised of Messrs. Jeng, Steffensen and Wang, and is chaired by Mr. Jeng.  Our compensation committee reviews and makes recommendations to our board and is responsible for establishing the executive compensation packages offered to our Named Executive Officers and all of our other executive officers.

What are the objectives of our compensation program for executive officers and what is it designed to reward?

The fundamental objective of our executive compensation and benefits program is to maximize stockholder value over time.  We have created a compensation package that combines short and long-term components made up of cash and equity.  The following principles guide our compensation decisions:

•                  we seek to maintain compensation programs across our employee population that are fair and consistent;

•                  we seek to directly and substantially link compensation to corporate and individual performance;

•                  we seek to link long term stockholder and executive interests through the grant of equity awards to our executive officers; and

•                  we seek to provide competitive compensation opportunities to attract, retain and motivate superior talent for the Company’s continued success.

To do this, the 2008 compensation program was based on two fundamental principles:

1.                                       Pay for performance – generally pay at or below the market median related to cash compensation and at or above the market median related to equity compensation.

2.                                       Deliver rewards in ways that encourage executives to think and act in both the near-term and long-term interests of our stockholders.

The compensation committee reviewed our one-year and three-year performance based on the following specific measures: revenue, revenue per employee, net income, stock price, market capitalization per employee, cost of management and return on management.  Additionally, the compensation committee assessed the Company’s strategic progress in key markets and technologies.

Most critical in the compensation committee’s assessment is OmniVision’s performance as compared to the companies in the benchmark study described below.  The compensation committee reviews the measures listed above against the same measures for our competitors.

What are the elements of executive compensation?

There are two primary elements:

1.             Near-term compensation paid in cash, consisting of base salary and profit sharing; and

2.             Long-term compensation awarded in equity, consisting of stock options.

Based on the Company’s and the executive officer’s performance, some or all of these elements can be used in any given year.  The 2007 Equity Incentive Plan, approved in 2007 by our stockholders, enables the Company to grant restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares, which are other forms of equity compensation, in addition to stock options.

OmniVision provides the following benefits to our executives generally on the same basis as the benefits are provided to all employees in the United States:

•                  health and dental insurance;

•                  life insurance;

•                  short and long-term disability;

•                  employee stock purchase plan; and

•                  401(k) plan with employer match.

These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.  All executive officers are employed at will.  None has an employment contract.

Does the Company use a compensation consultant?

In 2007, our compensation committee retained Compensia, Inc. (“Compensia”), a nationally-recognized executive compensation consulting firm, to act as its independent compensation consultant.  Compensia continues to assist our compensation committee and, at the direction of our compensation committee, our management in evaluating competitive market changes for executive pay and in providing recommendations regarding the adjustments for base pay, annual incentive pay and long-term incentive compensation targets.  This includes the evaluation and recommendation of plan design, pay level and changes based on competitive market factors.  Additionally, Compensia assists with the evaluation of our performance against those companies selected as members of our peer group for various purposes.

How do we determine the amount of each element?

Compensia provided assessments of executive pay and benchmarking data to the compensation committee, assessed OmniVision’s corporate performance over several key measures and took part in most committee meetings that involved executive pay decisions.  The compensation committee also reviewed tally sheets prepared by Compensia which show a three-year historical review of each executive officer’s total compensation, including salary, profit sharing/bonus, equity, and accumulated realized and unrealized stock option gains, as well as future projections of some of these components of compensation.

In determining the compensation of our executive officers, Compensia’s assessment of OmniVision’s corporate performance, benchmarking data and assessment of executive pay is used in conjunction with the quarterly review by Mr. Shaw Hong, our CEO.  Mr. Hong reviews each executive officer’s performance with the compensation committee and makes recommendations to the committee with respect to the appropriate base salary, payments to be made under our cash profit sharing/bonus plan and grants of long-term equity incentive awards for all executive officers, excluding himself.  Based in part on these recommendations from our CEO and other considerations set forth in this discussion, including Compensia’s recommendations, the compensation committee approves the compensation package of our executive officers, other than our CEO.  We expect the compensation committee to continue to rely on an independent compensation and benefits consultant in evaluating executive compensation against benchmarking data and other critical comparative analysis  The compensation committee will also continue to rely significantly on the recommendations of our CEO, because the compensation committee believes management’s input is critical to properly evaluating individual executive performance.

With the assistance of Compensia, the compensation committee reviewed the major elements of OmniVision’s executive officer compensation program, in part with reference to a carefully selected peer group.  These companies are predominately located in the San Francisco Bay Area, the geographic location in which we operate and compete for executive talent.  In addition to geographic location, these companies were chosen using the following principles:

•                  companies that are close industry competitors; and

•                  technology companies that are similar in size as measured by revenue and head count.

For fiscal 2008, Compensia’s benchmark study included the following companies:

•                  Altera Corporation

•                  Applied Micro Circuits

•                  Conexant Systems, Inc.

•                  Cree Durham

•                  Genesis Microchip Inc.

•                  Intersil Corporation

•                  Micrel Inc.

•                  Microsemi Corporation

•                  PMC-Sierra, Inc.

•                  Sigmatel, Inc.

•                  Silicon Laboratories Inc.

•                  Silicon Storage Technology, Inc.

•                  Skyworks Solutions, Inc.

•                  TriQuint Semiconductor, Inc.

•                  Zoran Corporation

We believe these companies accurately reflect the business and labor market in which OmniVision competes.  For these reasons, the peer group data is used for both compensation benchmarking purposes and for performance comparisons.  In addition to this peer group, our benchmark data (which we refer to, collectively with the peer group, as the “Benchmark Companies”) also includes a broader group of similarly-sized technology companies included in data collected in published surveys.  The annual revenues of the Benchmark Companies ranged from $127 million to $1,294 million.  The compensation committee generally believes that gathering benchmark information is an important part of our compensation related decision-making process.  However, due to aspects of our business and objectives that may be unique, the compensation committee determined, in consultation with Compensia, that the roles of certain of our executive officers other than our CEO were non-standard when compared to the closest available roles at the Benchmark Companies.  The compensation committee, in consultation with Compensia, applied discretion and adjusted for differences in job scope for these positions when compared to the Benchmark Companies to more accurately reflect the contributions of these executives.

How would you describe the CEO’s compensation package?

The compensation committee reviews the CEO’s compensation using substantially the same criteria and policies as are employed for the other executive officers.  The CEO’s total compensation package for fiscal 2008 included the same main elements as our other executive officers (i.e., base salary, profit sharing awards and stock option grants).  The CEO received no additional material compensation or benefits not provided to all executive officers.  During fiscal 2008, the compensation of Shaw Hong, our President, CEO and one of our directors, consisted of a base salary of $465,000 which represented an increase of approximately 3% from his fiscal 2007 base salary of $450,000.  Mr. Hong received profit sharing awards in fiscal 2008 in the aggregate amount of $65,000 which represented an increase of approximately 3% from the $63,000 in profit sharing awards that he received in fiscal 2007.  In fiscal 2007, Mr. Hong received two stock option grants.  The second grant in fiscal 2007, for 100,000 shares, was made to Mr. Hong on August 28, 2006 and represented the remainder of Mr. Hong’s fiscal year 2006 equity award that was delayed while the compensation committee considered, with Compensia’ assistance, competitive executive equity compensation practices.  The first grant in fiscal 2007, for 85,000 shares, was Mr. Hong’s fiscal 2007 equity award and was made on June 12, 2006.  In fiscal 2008, he received one stock option grant for 85,000 shares of our common stock. This award represents no change in percentage from the option grants to purchase 85,000 shares of common stock that he received in connection with fiscal 2007.  Mr. Hong’s fiscal year 2008 and 2007 stock option awards vest on our standard four year vesting schedule of 25% after one year and 1/48 of the shares each month thereafter.

The compensation committee based its decisions regarding Mr. Hong’s compensation for fiscal 2008 on a variety of factors, including:

•                  The scope and responsibility of his position,

•                  Comparisons of CEO compensation levels for the Benchmark Companies,

•                  Our corporate performance, and

•                  His individual performance and contributions, including, among others, his strong leadership in bringing about the continued successes and achievements of the Company, including the continued development of innovative products and expansion into new products and markets.

In consultation with Compensia, the compensation committee evaluated the following factors in addition to those listed above, in determining Mr. Hong’s compensation for fiscal 2009:

•                  His historical base salary in comparison to competitive market levels,

•                  Historical payments made to him pursuant to our profit sharing plan compared to competitive annual incentive payment levels, and

•                  His historical total compensation (base salary, bonus and equity awards) compared to competitive market levels for all three categories.

The compensation committee’s evaluation revealed that Mr. Hong’s total compensation package for fiscal 2008 was at approximately the 25th percentile of the Benchmark Companies.  Thereafter, the committee determined that Mr. Hong’s total compensation package should be revised such that his cash compensation (base salary and bonus) and equity compensation (stock options and performance shares) be targeted at the market median levels.  Mr. Hong is eligible to (i) participate in our Fiscal 2009 Incentive Plan (our new bonus plan) and (ii) receive performance share awards pursuant to our 2007 Equity Incentive Plan, both of which are described in greater detail under “What changes have been made to the officers’ compensation package, if any, for fiscal 2009?” on page 22 below.   The compensation committee believes that Mr. Hong’s total compensation for fiscal 2009 could range from the 35th percentile of the Benchmark Companies to the 85th percentile of the Benchmark Companies depending on the successful achievement of individual and corporate performance goals during fiscal year 2009.

Why do we choose to pay each element and how do we decide how much to pay?

We believe our combination of near-term and long-term compensation strikes the right balance between steady pay and highly leveraged performance-based rewards that promote our stockholders’ interests.  The compensation committee’s choice of the allocation of total compensation for our executive officers across the different elements of compensation reflect consideration of our stockholders’ interests in paying what is required, but not significantly more than necessary, to achieve our corporate objectives.  We believe that, given the industry in which we operate and the geographic region in which we are located, cash and equity compensation at the percentage levels we pay our executive officers are generally necessary and sufficient to retain our existing executive officers and to hire new executive officers, when and as required.

The compensation committee determines which elements to use and sets the levels of executive compensation.  Base salaries are reviewed annually on a regular cycle that is carried out over the course of the year, culminating in June.  From time to time, off-cycle changes are made to an individual executive’s compensation as the result of an increase in job responsibility or for purposes of retention.

The specifics of each element are as follows:

Near-Term Compensation, Paid in Cash.  In order to attract, retain and motivate the superior executive talent that is crucial to the long-term creation of stockholder value, the compensation committee has determined to target executive officer base salaries and total cash compensation generally at or below the 50th percentile (when compared to the Benchmark Companies).  As a result of this allocation, a part of our executive officers’ total cash compensation is performance based and at risk.  This positioning is consistent with our fundamental pay-for-performance philosophy that cash compensation be at or below the competitive median and that equity compensation be at or above the competitive median.

Base Salary.  This is the basic, least variable form of compensation for the job an executive officer does.  OmniVision generally pays base salaries that are below the market median for officers performing comparable jobs, although this can vary depending on an individual’s performance.  In 2008, the executive officers’ base salaries were determined by evaluating the most recent available data for comparable positions at the Benchmark Companies and each officer’s role, experience, skills, knowledge, responsibilities, performance rating and past compensation levels.

The following table presents information regarding the base salaries of our Named Executive Officers for fiscal years 2009, 2008 and 2007, as well as the percentage increase or decrease of such salaries as compared to the respective prior fiscal year.

Name	Year	Base Salary ($ )(1)	Percentage Increase (Decrease)
Shaw Hong	2009	500,000	8%
	2008	465,000	3%
	2007	450,000	6%

Xinping (James) He	2009	346,000	10%
	2008	315,000	5%
	2007	300,000	15%

Peter V. Leigh	2009	285,000	8%
	2008	265,000	2%
	2007	260,000	0%

Anson Chan	2009	270,000	8%
	2008	250,000	14%
	2007	220,000	N/A (2)

John Yue	2009	235,000	2%
	2008	230,000	5%
	2007	220,000	5%

(1)          Changes in the base salaries of our Named Executive Officers are determined in June and become effective on July 1st of each year.

(2)          Mr. Chan joined the Company in fiscal year 2007.

Profit Sharing/Bonus Awards.   This element is moderately variable and scales up or down depending on the Company’s quarterly operating results.  The program emphasizes that every individual in the Company, including executive officers, contributes to the Company’s profitability and can share in it.  The profit sharing awards are paid under our executive officer cash profit sharing/bonus plan, which is part of a cash profit sharing/bonus plan that we have in place for all of our employees.  The profit sharing awards are paid on a quarterly basis and the total amount of the quarterly awards to be allocated to all employees is based on a percentage of pre-tax profits (excluding stock-based compensation) that is recommended by the CEO and approved by the compensation committee.  For fiscal 2008, the percentage of pre-tax profits (including stock-based compensation) that was set aside for the profit sharing awards pool for the executive officers (excluding the CEO) was approximately 0.34%.  At the end of each quarterly period, the compensation committee evaluates the individual performance of each of the executive officers and determines the percentage of the total quarterly profit sharing awards pool to be allocated to each executive officer.  The CEO’s recommendations are also taken into consideration by the compensation committee.  Although the compensation committee does not establish pre-set individual goals and objectives at the beginning of each quarter, the criteria that the compensation committee considers in evaluating each executive officers’ individual performance include:  (i) the performance of such executive officer’s department, (ii) extraordinary achievements and contributions of the executive officer during the quarter, and/or (iii) increased leadership and experience displayed by the executive officer.  The amount of each executive officer’s profit sharing award, if any, is directly affected by the amount of corporate profits for each quarter and each executive officer’s individual performance during such quarter.  Therefore, the better our overall corporate performance and the better each executive officer’s individual performance, the greater amount that each executive officer will receive in the form of profit sharing awards.  Conversely, if we are less profitable or if an executive officer’s performance is lacking for a particular quarter, the profit sharing award for such executive officer may be significantly reduced as compared to prior quarters, or even eliminated.  For fiscal 2008, total cash compensation (i.e., base salary plus profit sharing awards paid out in fiscal 2008) for our executive officers was, on average, at or below the market 25th percentile of the Benchmark Companies.  As described in greater detail below, for fiscal 2009, for executive officers our Profit Sharing/Bonus Plan is being replaced by our Fiscal 2009 Incentive Plan.

The following table presents information regarding the profit sharing/bonus awards paid to our Named Executive Officers for fiscal years 2008 and 2007, as well as the percentage increase or decrease of such profit sharing/bonus awards as compared to the respective prior fiscal year.

Name	Year	Profit Sharing/ Bonus Awards ($)	Percentage Increase (Decrease)
Shaw Hong	2008	65,000	3%
	2007	63,000	(30)%

Xinping (James) He	2008	59,000	4%
	2007	57,000	(30)%

Peter V. Leigh	2008	35,000	23%
	2007	28,500	(58)%

Anson Chan	2008	43,000	330%
	2007	10,000	N/A (1)

John Yue	2008	38,000	(10)%
	2007	42,000	(33)%

(1)          Mr. Chan joined the Company in fiscal year 2007.

Long-Term Compensation, Awarded in Equity.  Prior to fiscal 2009, the compensation committee granted all long-term compensation in the form of stock options because the 2000 Stock Plan did not provide for any form of equity compensation other than stock options.  However, commencing in fiscal 2008, the compensation committee could grant additional incentive awards to our employees, because the 2007 Equity Incentive Plan which replaced the 2000 Stock Plan provides for the grant of several types of incentive awards, including stock options, restricted stock, restricted stock units, performance shares and performance units.  The compensation committee believes that equity compensation promotes long-term focus, aligns our executives’ interests with those of our stockholders, and helps us retain key individuals.  Members of our executive team are highly regarded and sought after in the semiconductor and other high-technology industries, and the compensation committee believes it is important to retain a strong, capable executive team.  In part, because none of our executive officers has an employment contract, the compensation committee believes that equity is its strongest compensation tool for retention.

The compensation committee believes long-term equity compensation aligns the interests of executive officers with stockholders by providing a significant incentive to each of our executive officers to remain employed by OmniVision and to benefit from long-term value they help to create for our stockholders.  Consistent with this belief, our executive officers (excluding our CEO) are generally provided long-term equity awards on an annual basis, and, consistent with our pay-for-performance philosophy, long-term incentive awards for our executive officers are generally targeted at or above competitive median levels (as measured against data provided by Compensia relating to the Benchmark Companies), depending upon corporate and individual performance as assessed by our CEO.  In addition, when determining the total amount to be granted annually to all recipients, including executive officers, the compensation committee considers the amount and value of equity compensation grants already held by the executive officer, overall dilution, OmniVision’s achievement of its corporate performance targets, retention objectives and the executive officer’s potential contribution to the creation of long-term stockholder value.

Stock Options.  Each stock option represents the right to purchase a specified number of shares of our common stock at a set exercise price subject to the terms and conditions of an option agreement.  The exercise price is the closing stock price of OmniVision stock on the day the compensation committee grants the option.  As a result, any value that an executive receives from a stock option is solely the result of increases in the value of OmniVision stock.  An increase in the value of OmniVision stock benefits all of our stockholders, thus aligning executive and stockholder interests.  In general, options become exercisable over four years: 25 percent of the shares subject to the option vest one year from the date of grant and the remaining shares vest at a rate of 1/48 of the shares per month.  They have a term of 10 years.

Performance Share Awards.  Commencing in fiscal 2009, the compensation committee approved the grant of performance share awards under the 2007 Equity Incentive Plan to certain executive officers of OmniVision.  The number of performance shares that an executive officer earns under the awards is based on OmniVision’s achievement of certain corporate performance goals over the one year period following the grant.  The number of earned performance shares that an executive officer is eligible to receive may be reduced (but not increased) depending on such executive officer’s individual performance.  Fifty percent (50%) of the earned performance shares will vest on the second anniversary of the date of grant and fifty percent (50%) of the earned performance shares will vest on the third anniversary of the date of grant, subject to such executive officer’s continued service to OmniVision on such dates.

The corporate performance goals relate to (i) OmniVision’s achievement of certain revenue targets and (ii) OmniVision’s achievement of certain non-GAAP operating income targets, with each factor representing 50% of the corporate performance goals.  If the corporate performance goal targets are not met, the executive officers may still earn a number of performance shares that is less than the target number of performance shares so long as OmniVision meets certain minimum targets for the corporate performance goals.  Alternatively, if OmniVision’s actual performance exceeds the targets for the corporate performance goals, the total number of performance shares earned under the awards may be up to a maximum of 175% of the target number of performance shares.

Assuming such corporate performance goals are met, the number of earned performance shares that each executive officer is eligible to receive will depend on such executive officer’s individual performance, as determined by the compensation committee with the input of Shaw Hong, our CEO, except with respect to the determination of his own individual performance.  Based on such individual performance, such executive officer may be eligible to receive up to 100% of the performance shares earned based on the achievement of the corporate performance goals, or the performance shares such executive officer will receive may be reduced below the number such executive officer would otherwise have earned based on the achievement of the corporate performance goals.

No performance shares will be earned if (i) OmniVision does not have positive net income for fiscal year 2009 and (ii) both fiscal year 2009 revenue and non-GAAP operating income are not at least equal to OmniVision’s fiscal year 2008 performance.

The following table presents information regarding the stock options and performance shares granted to our Named Executive Officers for fiscal years 2009, 2008 and 2007, as well as the percentage increase or decrease in the number of such stock option grants as compared to the respective prior fiscal year.

Name	Year	Exercise Price ($)	Number of Shares Underlying Options (#)(1)	Target Number of Performance Shares Subject to Award	Percentage Increase (Decrease) for Option grants
Shaw Hong	2009	11.95	50,000	40,000	(41)%
	2008	14.93	85,000	0	0%
	2007	25.56	85,000	0	(36)%

Xinping (James) He	2009	11.95	35,000	20,000	(50)%
	2008	14.93	70,000	0	0%
	2007	25.56	70,000	0	(40)%

Peter V. Leigh	2009	11.95	27,500	14,500	10)%
	2008	14.93	25,000	0	100%
	2007	—	0	0	(100)%

Anson Chan	2009	11.95	27,500	14,000	(45)%
	2008	14.93	50,000	0	(80)%
	2007	16.89	250,000	0	N/A (2)

John Yue	2009	11.95	14,000	7,000	(44)%
	2008	14.93	25,000	0	(29)%
	2007	25.56	35,000	0	(22)%

(1)          We grant equity awards on an annual basis.

(2)          Mr. Chan joined the Company in fiscal year 2007.

What changes have been made to the officers’ compensation package, if any, for fiscal 2009?

In conjunction with its evaluation of our CEO’s compensation, the compensation committee also evaluated our executive officers’ total compensation package (cash compensation and equity compensation) for fiscal 2008 and it was determined that the executive officers’ 2008 total compensation was generally at or below the 50th percentile of the Benchmark Companies.  The committee determined that our executive officers’ total compensation package should be revised such that their total cash compensation (base salary and bonus) be targeted at the market median levels, although there was some variance by individual.  Pursuant to the changes made to our executive officers’ compensation package for fiscal 2009 (described in greater detail below), the compensation committee believes that our executive officers’ total compensation for fiscal 2009 could range from the 25th percentile of the Benchmark Companies to the 85th percentile of the Benchmark Companies depending on individual and corporate performance during fiscal year 2009.  However, total compensation could be lower if no bonus or performance shares are earned (as described below).

On June 25, 2008, the compensation committee approved our Fiscal 2009 Incentive Plan which replaces our Profit Sharing/Bonus Plan for our executive officers.  The purpose of the Fiscal 2009 Incentive Plan is to reward executive officers for successful achievement of certain individual and corporate performance goals during fiscal year 2009.

The actual bonuses payable under the Fiscal 2009 Incentive Plan, if any, will vary depending on the executive officer’s individual performance and OmniVision’s achievement of certain corporate performance goals.  For fiscal 2009, the corporate performance goals relate to (i) OmniVision’s achievement of certain revenue targets and (ii) OmniVision’s achievement of certain non-GAAP operating income targets, with each factor representing 50% of the corporate performance goals.  If the corporate performance goal targets are not met, the executive officers may be eligible to receive a reduced bonus so long as OmniVision meets certain minimum targets for the corporate performance goals.  Alternatively, if OmniVision’s actual performance exceeds the targets for the corporate performance goals, the total bonus payable may be up to a maximum of 175% of the target bonus.

Assuming such corporate performance goals are met, the actual bonus paid to each executive officer will depend on such executive officer’s individual performance, as determined by OmniVision’s chief executive officer and/or the Compensation Committee.  Based on such individual performance, such executive officer may be eligible to receive up to 100% of his or her portion of the total bonus, subject to the achievement of the corporate performance goals, or the portion of the total bonus such executive officer would otherwise be entitled to receive may be reduced.

No bonuses will be paid under the Fiscal 2009 Incentive Plan if (i) OmniVision does not have positive net income for fiscal year 2009 and (ii) both fiscal year 2009 revenue and non-GAAP operating income are not at least equal to OmniVision’s fiscal year 2008 performance.

In addition, the compensation committee may approve the grant of a variety of equity awards including performance share awards under our 2007 Equity Incentive Plan.  And in June, 2008, the compensation committee approved the grant of performance share awards under OmniVision’s 2007 Equity Incentive Plan to certain executive officers of OmniVision as described above under “Performance Share Awards.”

When do we grant stock options?

Stock options are generally granted by our compensation committee at its regularly scheduled meeting each quarter.  The meetings of our board and our compensation committee generally occur in the week that we announce our financial results for the previous quarter and year.

We have no program, plan or practice to coordinate equity grants with the release of material information.  The compensation committee does not accelerate or delay equity grants in response to material information, nor do we delay the release of information due to plans for making equity grants.

How do our decisions regarding each element affect decisions regarding other elements?

The compensation committee considers total compensation when setting the compensation of the executive officers.  The compensation committee reviews each executive officer’s total compensation and benefits package.  The compensation committee also considers competitive pay practices for each element of compensation.  In addition, the compensation committee considers the retention value of the long-term equity currently held by the executive.  Based on this review, the compensation committee may decide to adjust one or more elements of an executive’s total compensation.

Are any of our executive officers entitled to receive compensation following termination of employment?

We currently do not have employment agreements or change-of-control agreements with our executive officers, and there are no other arrangements that entitle our executive officers to receive compensation from us following the termination of their employment, except for the 2007 Equity Incentive Plan which provides for special provisions for vesting and payment for participants in the plan (including our executive officers) in certain circumstances in the event of a change of control.

Is tax and accounting treatment of compensation under Section 162(m) of the Code considered?

Section 162(m) of the Internal Revenue Code generally denies a deduction to any publicly held corporation for compensation paid in a taxable year to the Company’s CEO and four other highest compensated officers to the extent that the officer’s compensation (other than qualified performance-based compensation) exceeds $1 million.  The compensation committee considers the impact of this deductibility limit on the compensation that it intends to award.  The committee exercises its discretion to award compensation that does not meet the requirements of Section 162(m) when it considers it in the best interest of the Company to do so.  It is our policy that, where reasonably practicable and where we reasonably believe that there may be a material and adverse impact to the Company from lost deductions, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).  When setting equity compensation, the compensation committee also considers the estimated cost for financial reporting purposes.

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director, or other service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A.  Although we do not maintain traditional nonqualified deferred compensation plans, Section 409A does apply to certain change of control provisions included in our 2007 Equity Incentive Plan.  Consequently, to assist in avoiding additional tax under Section 409A, we have designed the 2007 Equity Incentive Plan in a manner to avoid the application of Section 409A.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with OmniVision’s management.  Based upon the review and discussions noted above, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

Joseph Jeng, (Chairperson)
Dwight Steffensen
Andrew Wang

SUMMARY COMPENSATION TABLE

The following table presents information concerning the total compensation of the Company’s CEO, CFO and the three other most highly compensated officers during the last fiscal year (the “Named Executive Officers”) for services rendered to the Company in all capacities for the fiscal year ended April 30, 2008.

Name and Principal Position	Year	Salary ($)	Discretionary Non-Plan Based Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)

Shaw Hong	2008	462,500	65,000	1,016,896	24,155	1,568,551
Chairman of the Board, CEO and President (Principal Executive Officer)	2007	445,833	63,000	1,145,762	25,970	1,680,565

Xinping (James) He	2008	312,500	59,000	740,692	23,411	1,135,603
Chief Operating Officer	2007	293,333	57,000	768,393	27,915	1,146,641

Peter V. Leigh	2008	261,109	35,000	562,751	11,356	870,216
Chief Financial Officer (Principal Financial Officer)	2007	259,000	28,500	838,808	11,411	1,137,719

Anson Chan	2008	245,000	43,000	652,375	26,118	966,493
Vice President of Finance	2007	174,167	20,000	442,419	16,911	653,497

John Yue	2008	228,333	38,000	799,803	22,642	1,088,778
Vice President of Quality and Reliability	2007	218,333	42,000	1,078,872	22,512	1,361,717

(1)

These amounts do not represent income that the named individual received during the fiscal year, or may receive in any future year.  Rather, these amounts represent the amortization expense of stock option related compensation that we recognized in fiscal 2008, in accordance with Statement of Financial Accounting Standards No. 123, as revised, “Share-Based Payment”, or SFAS No. 123(R).  For purposes of this disclosure we ignore the adjustments we make for forfeiture assumptions to the aggregate expense we recognize.  These amounts include the amortization expense relating to stock options granted on May 30, 2007, as well as to grants made in prior years.  The exercise price of the stock option grants was $14.93, and was equal to the closing price of our common stock as reported on NASDAQ on the grant date.  The per share grant date fair value of each award on May 30, 2007 was $6.86 computed in accordance with SFAS No. 123(R).  For a discussion of the valuation assumptions we use, see Note 12 to our 2008 Consolidated Financial Statements, included in our Annual Report on Form 10-K for the fiscal year ended April 30, 2008.

(2)

These amounts reflect (i) SFAS No. 123(R) related compensation costs we recognized for the respective officer’s participation in our 2000 Employee Stock Purchase Plan, if any, (ii) matching contributions we paid into the respective officer’s 401(K) savings account and (iii) group life insurance and health benefit plan premiums we paid for the benefit of the respective officer.  These benefits are generally made available on a non-discriminatory basis to all of our U.S. employees.  None of our officers has received any benefit that individually exceeded $25,000 or 10% of the officer’s total compensation.

GRANTS OF PLAN-BASED AWARDS

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the fiscal year ended April 30, 2008.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)(2)	Exercise or Base Price of Option Awards ($ /sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)

Shaw Hong	5/30/07	85,000	14.93	582,786

Xinping (James) He	5/30/07	70,000	14.93	479,941

Peter V. Leigh	5/30/07	25,000	14.93	171,408

Anson Chan	5/30/07	50,000	14.93	342,815

John Yue	5/30/07	25,000	14.93	171,408

(1)         Options were granted at fair market value under our 2000 Stock Plan, as described in further detail under “Long-Term Compensation, Awarded in Equity” section on page 20.

(2)         We generally grant stock options on an annual basis.  In general, the options vest at a rate of twenty-five percent on the first anniversary of the grant date, and in equal monthly amounts over the next three years.

(3)         The exercise price for each stock option is the closing price of our common stock on the grant date, as reported on NASDAQ.

(4)         The grant date fair value represents the value of each stock option computed on the grant date in accordance with SFAS
No. 123(R).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents certain information concerning equity awards held by the Named Executive Officers at the end of the fiscal year ended April 30, 2008.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($ )	Option Expiration Date (1)

Shaw Hong	110,000	0	16.4000	6/09/2013	(4)
	121,875	28,125	18.7700	2/21/2015	(4)
	32,500	0	13.2500	8/22/2015	(2)
	37,187	47,813	25.5600	6/12/2016	(4)
	58,334	41,666	16.6900	8/28/2016	(3)
	0	85,000	14.9300	5/30/2017	(4)

Xinping (James) He	13,979	0	6.0050	6/07/2012	(5)
	60,000	0	16.4000	6/09/2013	)(5
	89,375	8,125	11.5500	8/20/2014	(5)
	30,625	39,375	25.5600	6/12/2016	(5)
	52,500	37,500	16.6900	8/28/2016	(3)
	0	70,000	14.9300	5/30/2017	(5)

Peter V. Leigh	295,284	41,666	12.1200	9/10/2014	(6)
	17,500	0	13.2500	8/22/2015	(2)
	23,334	16,666	16.6900	8/28/2016	(3)
	0	25,000	14.9300	5/30/2017	(6)

Anson Chan	109,375	140,625	16.8900	8/14/2016	(7)
	0	50,000	14.9300	5/30/2017	(7)

John Yue	183,750	56,250	18.7700	2/21/2015	(8)
	5,000	0	13.2500	8/22/2015	(2)
	15,313	19,687	25.5600	6/12/2016	(8)
	23,334	16,666	16.6900	8/28/2016	(3)
	0	25,000	14.9300	5/30/2017	(8)

(1)         Except as otherwise indicated in notes (2) and (3) below, twenty-five percent of the shares subject to each option grant shown here vest one year after the vesting commencement date, and the remainder vest monthly over the following thirty-six months.

(2)         All of the shares were fully vested on 4/30/06.

(3)         The shares subject to this grant vest monthly over thirty-six months, starting on 7/1/06.

(4)         The vesting commencement dates of these option grants are 7/1/03, 1/1/05, 7/1/06 and 7/1/07, respectively.

(5)         The vesting commencement dates of these option grants are 7/1/02, 7/1/03, 7/1/04, 7/1/06 and 7/1/07, respectively.

(6)         The vesting commencement date of these option grants are 9/10/04 and 7/1/07, respectively.

(7)         The vesting commencement dates of these option grants are 7/17/06 and 7/1/07, respectively.

(8)         The vesting commencement dates of these option grants are 2/18/05, 7/1/06 and 7/1/07, respectively.

OPTION EXERCISES AND STOCK VESTED AT FISCAL YEAR END

The following table presents certain information concerning the exercise of options by each of the Named Executive Officers during the fiscal year ended April 30, 2008.

	Option Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($ )(1)
Shaw Hong	40,000	231,903
Xinping (James) He	80,000	475,600
Peter V. Leigh	33,050	232,105
Anson Chan	—	—
John Yue	—	—

(1)          Value realized represents the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of July 28, 2008 by:

•                  each stockholder known by us to beneficially own more than 5% of our outstanding shares of common stock;

•                  each of our directors;

•                  each of the Named Executive Officers named in the “Summary Compensation Table” on page 25; and

•                  all of our directors and executive officers as a group.

Unless otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of common stock owned by them, subject to applicable community property laws.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Number of Shares Underlying Options	Total Shares Beneficially Owned	Percent of Shares Beneficially Owned(2)
5% or Greater Stockholders:
FMR LLC(3)	8,311,095		8,311,095	16.2%
Current Directors and Named Executive Officers:
Shaw Hong(4)	438,455	423,053	861,508	1.7%
Xinping (James) He(5)	416,308	294,812	711,120	1.4%
Peter V. Leigh	7,000	389,589	396,589	*
Anson Chan	3,518	147,917	151,435	*
John Yue	10,646	272,012	282,658	*
Joseph Jeng	—	92,500	92,500	*
Andrew Wang	—	85,000	85,000	*
Dwight Steffensen	—	66,250	66,250	*
All current directors and executive officers as a group (10 persons)	883,609	1,974,188	2,857,797	5.4%

*                 Less than 1%.

(1)          Unless otherwise noted, the address of each listed stockholder is that of our principal executive offices: 4275 Burton Drive, Santa Clara, California 95054.

(2)          This table is based upon information supplied by officers, directors and principal stockholders.  Percentage of beneficial ownership is based on 51,260,999 shares of common stock outstanding as of July 28, 2008.  For each named person, this percentage includes common stock that such person has the right to acquire either currently or within 60 days of July 28, 2008, including upon the exercise of an option; however, such common stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.  Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares.

(3)          Information with respect to the number of shares beneficially owned is based solely on information contained in a Schedule 13G/A filed with the SEC by FMR LLC (“FMR”) on February 14, 2008.  FMR reported that it had sole dispositive power over all of the 8,311,095 shares listed above.  Pursuant to the instructions in Item 7 of Schedule 13G, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 8,173,895 shares of the common stock of the Company as a result its acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.  The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 3,945,000 shares of the Company’s common stock. The ownership of one investment company, Fidelity OTC Portfolio, amounted to 3,255,295 shares of the Company’s common stock. FMR, through its control of Fidelity, and Edward C. Johnson 3d, chairman of FMR, and the funds each has sole power to dispose of the 8,173,895 shares owned by the funds.  Neither FMR nor Edward C. Johnson 3d has sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ boards of trustees. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 137,200 shares of the Company’s common stock as a result of its servicing as investment manager of institutional accounts owning such shares.  Edward C. Johnson and FMR, through its control of PGATC, each has sole dispositive power over 137,200 shares and sole power to vote or to direct the voting of 109,600 shares of the Company’s common stock. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)          Includes 438,455 shares of common stock held by the Hong Family Trust of which Mr. Hong is a trustee.

(5)          Includes 117,200 shares of common stock held by the He Children’s Trust of which Mr. He is a trustee.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

We are not a party to any employment agreements or change of control arrangements with any of our Named Executive Officers.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the audit committee of the board of directors shall not be deemed “filed” with the SEC or “soliciting material” under the Exchange Act, and shall not be incorporated by reference into any such filings.

The audit committee of the board of directors is composed of three independent directors appointed by the board of directors, each of whom is independent under the applicable rules of the Nasdaq Stock Market.  The members of the audit committee during fiscal 2008 were Joseph Jeng, Dwight Steffensen and Andrew Wang, with Mr. Steffensen serving as the chairman of the audit committee.

The audit committee operates under a written charter.  A copy of the charter of our audit committee is available on our website located at http://www.ovt.com/investors/corp_5.asp.

In accordance with its charter, the primary purpose of the audit committee is to assist the board of directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including reviewing the financial reports and other financial information provided by us to any governmental or regulatory body, the public or other users thereof, our systems of internal control over financial reporting, the annual independent audit of our financial statements and our legal compliance and ethics programs as established by management and the board of directors.

The audit committee does not conduct auditing reviews or procedures.  The audit committee relies on management’s representation that our financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America.

Consistent with policies adopted by the SEC regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and terminating the services of our independent registered public accounting firm.  The audit committee reviews reports and provides guidance to our independent registered public accounting firm with respect to its annual audit and approves all audit and non-audit services provided by our independent registered public accounting firm in accordance with applicable regulatory requirements.  In connection with the standards for independence of external auditors promulgated by the SEC, during the 2009 fiscal year, the audit committee will consider, in advance of the provision of any non-audit services by our independent registered public accounting firm, whether the provision of such services is compatible with maintaining the independence of the independent registered public accounting firm.

The audit committee received from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and us that might bear on the firm’s independence consistent with Independence Standards Board Standard No. 1 “Independence Discussion with Audit Committees,” and discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence, and satisfied itself as to the firm’s independence.  The audit committee also discussed with management and the independent registered public accounting firm the quality and adequacy of our internal controls and responsibilities, budget and staffing.  The audit committee also reviewed with the independent registered public accounting firm its audit plan, audit scope and identification of audit risks.

The audit committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in the Statement on Auditing Standards No. 61, as amended, “Communications with audit committee” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.  The audit committee reviewed and discussed our audited financial statements for fiscal 2008 and our assessment of internal control over financial reporting with management and the independent registered public accounting firm.  Management has the responsibility for the preparation of our financial statements and for maintaining effective internal control over financial reporting and the independent registered public accounting firm has the responsibility for the audit of those statements and the effectiveness of internal control over reporting.

Based on the above review and discussions with management and the independent registered public accounting firm, the audit committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended April 30, 2008 for filing with the Securities and Exchange Commission.  The audit committee also recommended the reappointment, subject to stockholder approval, of the independent registered public accounting firm, and the board of directors concurred in such recommendation.

Respectfully submitted by:

THE AUDIT COMMITTEE

Dwight Steffensen (Chairperson)
Joseph Jeng
Andrew Wang

RELATED PARTY TRANSACTIONS

Jeanette Ishibashi, our Director of China Operations and Mr. Hong’s daughter, earned an aggregate compensation of $149,181 during fiscal 2008.

Policies and Procedures for Related Party Transactions

We have adopted a formal policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, or any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest.  Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval.  In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.  The transaction described above was entered into prior to the adoption of this policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of initial ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.  Executive officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, except as noted below we believe that all executive officers, directors and 10% stockholders complied with all applicable filing requirements during fiscal 2008.

Peter V. Leigh was delinquent in the filing of one Form 4 relating to the grant of an option to exercise shares of our common stock under our 2000 Stock Plan.

OTHER MATTERS

We are not aware of any other matters to be submitted at the 2008 Annual Meeting.  If any other matters properly come before the 2008 Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

THE BOARD OF DIRECTORS OF
OMNIVISION TECHNOLOGIES, INC.

Dated: August 8, 2008

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

OMNIVISION TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
September 25, 2008

The stockholder(s) hereby appoint(s) Shaw Hong and Y. Vicky Chou, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of OmniVision Technologies, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Pacific Time on September 25, 2008, at 4275 Burton Drive, Santa Clara, CA 95054, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 30, 2009, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OF THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE
If you vote by the Internet or by phone, please DO NOT mail back this proxy card.

THANK YOU FOR YOUR VOTE!

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

ATTN: INVESTOR RELATIONS
4275 BURTON DRIVE
SANTA CLARA, CA 95054

VOTE BY INTERNET – www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on September 24, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by OmniVision Technologies, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE INSTRUCTIONS – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on September 24, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Omnivision Technologies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	OMNVS1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS CARD IS VALID ONLY WHEN SIGNED AND DATED.

OMNIVISION TECHNOLGIES, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
A. Proposal 1 – Election of Directors The Board of Directors recommends a vote FOR all listed nominees.

1. Election of Class II Directors:	☐	☐	☐
Nominees: 01) Andrew Wang 02) Xinping (James) He

			For	Against	Abstain
B. Proposal 2 – Ratification of Independent Registered Public Accounting Firm The Board of Directors recommends a vote FOR Proposal 2.

2. Ratification of PriceWaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2009.			☐	☐	☐

Each joint owner should sign. Signatures should correspond with the names printed on this proxy card. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title.

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof.

For address changes and/or comments, please check this box and write them on the reverse side where indicated.				☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date